EXHIBIT 10 (j)

COMPUTER TASK GROUP, INCORPORATED

COMPENSATION ARRANGEMENTS FOR THE NAMED EXECUTIVE OFFICERS

Set forth below is a summary of the annual and incentive compensation paid by Computer Task Group, Incorporated (the Company) to its named executive officers (defined in Regulation S-K Item 402(a)(3)) in their current positions as of the date of the filing of the Company's Annual Report on Form 10-K for the year ended December 31, 2014. All of the Company's executive officers are at-will employees whose compensation and employment status may be changed at any time at the discretion of the Company's Board of Directors, subject only to the terms of employment agreements, as applicable, between the Company and these executive officers.

Effective January 1, 2015, the named executive officers are scheduled to receive the following annual base salaries in their current positions:

Current Annual Salary
Brendan M. Harrington Interim Chief Executive Officer	$400,000
John M. Laubacker Interim Chief Financial Officer	$215,000
Filip J.L. Gyde (1) Interim Executive Vice President of Operations	$408,700
Arthur W. Crumlish Senior Vice President, General Manager, Strategic Staffing Solutions	$277,000
Ted Reynolds Senior Vice President, Solutions	$301,000

Executive officers are also eligible to receive incentive compensation each year primarily based upon the achievement of certain targets. These targets may include specific levels of revenue growth, gross profit, operating income or earnings per share. Bonuses were awarded to the named executives for 2014 as follows:

2014 Bonus
Brendan M. Harrington	$44,643
John M. Laubacker	$17,061
Filip J.L. Gyde	$97,596
Arthur W. Crumlish	$73,085
Ted Reynolds	$93,754

(1)	Mr. Gyde is paid in Euros. This amount represents his base pay of 336,600 Euros translated into U.S. dollars at the January 1, 2015 exchange rate.